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                                                                    Exhibit 20.2


  RMI.NET ANNOUNCES THE ACQUISITION OF SALT LAKE CITY-BASED 'INTERNET CONNECT'

DENVER, June 15 /PRNewswire/ -- RMI.NET, Inc., formerly Rocky Mountain Internet (RMI) (Nasdaq: RMII, RMIIW), a national e-business and convergent communications company, announced today the completion of the acquisition of Internet Connect for $1.5 million in common stock. Internet Connect has projected revenue run rates in excess of $1.2 million for 1999.

"Internet Connect is a great fit into RMI.NET's strategy to expand the company's geographic reach and subscriber base," said Douglas H. Hanson, chairman and CEO for RMI.NET. "The Utah market is a hot bed for high tech growth and we want to take part in this exciting opportunity."

Internet Connect is a Utah-based Internet service provider with more than 3,500 subscribers, most of which are business customers and all of which are in the state of Utah. The company provides dial-up and dedicated Internet service in Provo, Salt Lake City, Heber, Ogden, Morgan and Huntsville.

"RMI.NET can provide Internet Connect's customers with a wealth of new services," said Bryan Webster, general manager of Internet Connect. "As an emerging Commerce Solutions Provider (CSP), RMI.NET is positioned to help our customers take advantage of very advanced and unique e-business solutions."

RMI.NET, formerly Rocky Mountain Internet, is a Denver-based e-business and convergent communications company focused on providing a single-source network of Internet and telecommunication solutions for small to medium-size businesses, SOHOs and consumer households. RMI.NET possesses the full spectrum of tools needed to effect the realization of e-business and converging communications -- from commerce-enabled web design, hosting and marketing to dial-up and dedicated internet access and local, long-distance and IP telephony. RMI.NET also wholly owns a proprietary Portal site and search engine, Infohiway, at www.infohiway.com. For more information call 1-800-864-4327, or visit our web site at www.rmi.net.

(This press release might contain forward-looking statements. These forward-looking statements are subject to risks and uncertainties. Actual results may differ materially from such forward-looking statements as a result of risks and uncertainties which are described in the cautionary statements section of the company's 10K dated December 31, 1997, including the ability to successfully integrate acquisitions, changing technology, competition, possible future government regulation, competition for talented employees, as well as other risks.)

/CONTACT: Mark Stutz of RMI.NET, 303-313-0672/